[Duff & Phelps, LLC Letterhead]
Exhibit 23.3
May 5, 2006
Mr. Michael Herring
Chief Financial Officer
Omniture, Inc.
550 East Timpanogos Circle
Orem, UT 84097
Subject: WRITTEN CONSENT TO REFERENCE DUFF & PHELPS, LLC VALUATION IN S-1 FILING OF OMNITURE, INC.
Dear Mr. Herring:
     We hereby consent to the inclusion in the registration statement on Form S-1 of Omniture, Inc. for the registration of shares of its common stock and any amendment thereto (the “Registration Statement”) of references to our report relating to the valuation of the common equity of Omniture, Inc. as of March 31, 2006, and to references to our firm’s name therein. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.
Sincerely,
/s/ Duff & Phelps, LLC
Duff & Phelps, LLC
By: Greg S. Franceschi
       Managing Director